SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 25, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events and Regulation FD Disclosure

California Public Utilities Commission (CPUC) Holding Company Conditions

          On May 21, 2004, the California Court of Appeal for the First Appellate District in San Francisco issued an opinion finding that (1) the CPUC has limited jurisdiction over the parent holding companies of the California investor-owned electric utilities to enforce various conditions imposed by the CPUC when the CPUC authorized the formation of the holding companies, and (2) the CPUC’s interim opinion (adopted on January 9, 2002, after the formation of the holding companies) interpreting one of these conditions, the capital requirements condition, was not ripe for review by the appellate court.   The court said that since the CPUC had not yet claimed that any of the holding companies had violated the capital requirements condition, there was no set of facts before the court that raised the issue of whether the CPUC's interpretation was valid.

          The capital requirements condition provides that the capital requirements of the utility, as determined to be necessary and prudent to meet the utility’s obligation to serve or to operate the utility in a prudent and efficient manner, must be given first priority by the parent holding company.  On January 9, 2002, the CPUC decided that the capital requirements condition, at least under certain circumstances, includes the requirement that each of the holding companies “infuse the utility with all types of capital necessary for the utility to fulfill its obligation to serve.”  The three major California investor-owned electric utilities and their parent holding companies filed petitions for review of this broader interpretation as being inconsistent with the prior understanding of that condition as applying only to maintaining a certain level of capital expenditure or equity investment in the utilities’ plant and equipment.

          Also on January 9, 2002, the CPUC asserted that it maintains jurisdiction to enforce the conditions against PG&E Corporation and similar holding companies.  Nevertheless, the CPUC dismissed PG&E Corporation (without prejudice) from its investigation, initiated in 2001, into whether the California investor-owned electric utilities, including Pacific Gas and Electric Company (Utility) have complied with the holding company conditions, noting that the issue of whether the Utility’s original plan of reorganization under Chapter 11 by which the Utility proposed to disaggregate its businesses would violate the CPUC’s new interpretation of the capital requirements condition would be resolved in the “appropriate judicial forums.”  The next day, on January 10, 2002, the California Attorney General (AG) filed a complaint against PG&E Corporation, alleging, among other claims, that the Utility’s original plan of reorganization and past transfers of money from the Utility to PG&E Corporation, and allegedly from PG&E Corporation to other affiliates of PG&E Corporation, violated various conditions, including the capital requirements condition as interpreted by the CPUC the day before.  Similar complaints were filed against PG&E Corporation by the City and County of San Francisco (CCSF) and a private plaintiff.

          Among other requests, the AG seeks civil penalties of $2,500 per violation against each defendant for a total penalty of not less than $500 million and restitution of assets allegedly wrongfully transferred to PG&E Corporation from the Utility.  In October 2003, the U.S. District Court for the Northern District of California (District Court) found that the AG’s and CCSF’s restitution claims belonged to the Utility and were subject to the bankruptcy court’s jurisdiction.  The District Court also determined that the AG’s civil penalty and injunctive relief claims could be resolved in state court.  The AG and CCSF have appealed the District Court’s ruling.

          In connection with the implementation of the Utility’s plan of reorganization on April 12, 2004, the Utility released PG&E Corporation and its directors from any claims that it might have had for restitution.  The bankruptcy court’s order confirming the plan of reorganization provides that the AG’s claims for civil penalties and injunctive relief were not released in connection with implementation of the plan.  PG&E Corporation believes that the applicable calculation methodology for civil penalties, if any violations were found, would not result in a material adverse effect on its financial condition or results of operations.  In addition, because the CPUC has agreed to release all claims against PG&E Corporation and the Utility related to past holding company actions during the energy crisis, PG&E Corporation believes that the effect of the appellate court’s opinion on the pending CPUC investigation into actions by the California investor-owned utilities and the other parent companies during the energy crisis would not result in a material adverse effect on PG&E Corporation’s financial condition or results of operations.

          Although PG&E Corporation was dismissed from the CPUC’s investigation, it joined with the two other parent holding companies in petitioning the appellate court for review of the CPUC’s assertion of jurisdiction over them in the investigation.  Under the December 2003 settlement agreement entered into among the CPUC, PG&E Corporation, and the Utility to resolve the Utility’s Chapter 11 proceeding, the CPUC agreed that, once the CPUC approval of the settlement agreement is no longer subject to appeal, it will release all claims against PG&E Corporation and the Utility related to past holding company actions during the California energy crisis.

          PG&E Corporation has forty days in which to determine whether it will appeal the decision to the California Supreme Court.  PG&E Corporation is unable to predict how the CPUC will seek to enforce the holding company conditions in the future with respect to PG&E Corporation and what effect such enforcement will have on PG&E Corporation’s cash flow, results of operations, or financial condition.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary

Dated: May 25, 2004